Exhibit 5.1

October 7, 2016

New Amethyst Corp.

1A Burton Hills Boulevard

Nashville, Tennessee 37215

Re:	Registration on Form S-4

Ladies and Gentlemen:

We are acting as counsel to New Amethyst Corp., a Delaware corporation (the “Company”), in connection with the registration on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (“Securities Act”), of shares of its common stock, par value $0.01 per share (the “Common Shares”), and shares of its 5.250% Mandatory Convertible Preferred Stock, Series A-1, par value $0.01 per share (the “Preferred Shares,” and together with the Common Shares, the “Shares”), in connection with the proposed business combination of AmSurg Corp., a Tennessee corporation (“AmSurg”), and Envision Healthcare Holdings, Inc., a Delaware corporation (“Envision”), pursuant to that certain Agreement and Plan of Merger (“Merger Agreement”), dated as of June 15, 2016, by and among the Company, AmSurg and Envision.

In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing and such other matters as we have deemed relevant, we are of the opinion that the Shares to be issued by the Company, when issued and delivered in the manner and on the terms set forth in the Merger Agreement and as described in the Registration Statement (after the Registration Statement is declared effective), will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is limited to the General Corporation Law of the State of Delaware, including all applicable Delaware statutory provisions and reported judicial decisions interpreting these laws, as in effect on the date hereof.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is furnished to you in connection with the filing of the Registration Statement.

Very truly yours,

/s/ Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, TN 37201